------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                    WASHINGTON, DC 20549                                                 OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check box if no                                                                                   Expires:    September 30, 1998
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
  Torrance,        Mark                           Getty Images, Inc. (GETY)                      Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
2101 Fourth Avenue, Fifth Floor                   Number of Reporting        Month/Year             Officer (give    Other (Specify
---------------------------------------------     Person (Voluntary)            10/99           ----        title ---       below)
                 (Street)                                                 ------------------                below)
Seattle,          WA                 98121                                5. If Amendment,
---------------------------------------------                                Date of Original       --------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security        2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-     7. Nature
  (Instr. 3)                    action      tion         or Disposed of (D)           curities Benefi-    ship          of In-
                                Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:         direct
                                            (Instr. 8)                                End of Month        Direct        Benefi-
                               (Month/                                                (Instr. 3 and 4)    (D) or        cial
                                Day/   ---------------------------------------                            Indirect      Owner-
                                Year)  Code    V      Amount   (A) or    Price                            (I)           ship
                                                               (D)                                        (Instr. 4)    (Instr. 4)
                              -------- ----   ----   -------   ------    -----        ----------------    ----------    ----------

Common Stock                  6/17/99   S             39,425    D        $20.125                          I            By PDI,L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/21/99   S              2,075    D        $20.5                            I            By PDI,L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/21/99   S              4,150    D        $20.25                           I            By PDI,L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/21/99   S              4,150    D        $20.25                           I            By PDI,L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/21/99   S              4,150    D        $20.187                          I            By PDI,L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/21/99   S              4,150    D        $20.125                          I            By PDI,L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/21/99   S              8,300    D        $20.125                          I            By PDI,L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/21/99   S              2,075    D        $20.75                           I            By PDI,L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/21/99   S              2,075    D        $20.0                            I            By PDI,L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/23/99   S                830    D        $20.0                            I            By PDI,L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/23/99   S                830    D        $20.0                            I            By PDI,L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/23/99   S             97,790    D        $19.752                          I            By PDI,L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 10/12/99   G            150,000    D                                         I            By PDI,L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 10/12/99   G             50,000    D                      2,070,788          I            By PDI,L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                          32,598          I
------------------------------------------------------------------------------------------------------------------------------------
*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.          SEC 1474 (7-97)
                                                                                                                              (Over)
                                                                               (Print or Type Response)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

----------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-
   Security                  sion or      action     action      Derivative       cisable and
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration
                             Price of     (Month/    (Instr.     Acquired (A)     Date
                             Deriv-       Day/       8)          or Disposed      (Month/Day/
                             ative        Year)                  of (D) (Instr.   Year)
                             Security                            3, 4, and 5)
                                                                               ---------------
                                                                               Date    Expira-
                                                    -------------------------- Exer-   tion
                                                    Code  V     (A)     (D)    cisable Date
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

 7. Title and Amount of Under-  8. Price     9. Number of    10. Ownership       11. Nature of
    lying Securities               of           Derivative       Form of             Indirect
    (Instr. 3 and 4)               Deriv-       Securities       Derivative          Beneficial
                                   ative        Beneficially     Security:           Ownership
                  Amount or        Secur-       Owned at End     Direct (D)          (Instr. 4)
                  Number of        ity          of Month         or Indirect (I)
    Title         Shares           (Instr. 5)   (Instr. 4)       (Instr. 4)
    -----         ---------        ----------   ------------     ---------------     ----------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ MARK TORRANCE              12/14/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  -----------------------------  --------
                                                                                             **Signature of Reporting Person   Date

Note: File three copies of this Form, one of which must be manually signed.                                                  Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                               SEC 1474 (7-97)
